Exhibit 99.1

Frequently Asked Questions (FAQs) Anticipated Listing Q. Why did Chambers Street decide to pursue a listing of its common shares on the New York Stock Exchange (the “NYSE”)? Chambers Street made the decision to pursue a listing of its common shares_ To provide liquidity to all its shareholders at a time of their choosing and at a price that will be established by the market through listing its common shares on the NYSE. To provide Chambers Street with access to a broader range of potential sources of capital as a publicly traded REIT, which should enable the Company to continue to grow and potentially increasing shareholder value. Q. Did Chambers Street consider any alternatives to a listing? As previously disclosed- the board of trustees reviewed and considered various ways of providing liquidity to Chambers Street€s shareholders and determined that- at this time- the listing of the common shares on the NYSE is in the best interest of the Company and its shareholders, Q. When is the listing? Chambers Street anticipates that the listing will occur on or about May „…- „†…‡, The completion of the listing is subject to certain conditions, Q. Why did Chambers Street choose to list now? The timing of the listing decision was based on- among other things- current market conditions- as publicly traded real estate companies have enjoyed strong returns in recent years, Companies similar to Chambers Street- which own net-lease properties- are trading at attractive valuations, Q. Will listing significantly change the management or strategy of Chambers Street? No, As a publicly traded company- Chambers Street will continue with the same management team- the same philosophy and the same disciplined approach to acquiring and operating high-quality- income-producing commercial properties, Chambers Street intends to continue to actively manage its balance sheet to maintain flexibility with conservative leverage- and seek internal growth through proactive asset management- leasing and property management oversight, Q. What is the ticker symbol? The common shares are expected to be traded on the NYSE under the ticker symbol “CSG”, Q. What is the value of the common shares once they become listed on the NYSE? Once the common shares become listed on the NYSE- on or about May „…- the price of the common shares will be available wherever data on NYSE listed companies is available- including in the financial press (The Wall Street Journal- Financial Times- Investor’s Business Daily- etc,) as well on many financial websites such as www,yahoo,comœfinance and www,google,comœfinance, page 1 continued >

Frequently Asked Questions (FAQs) *continued*

Q. Will all common shares be eligible for trading on the NYSE upon listing?
Yes, all common shares are eligible for trading on the NYSE upon listing. To continue to own shares of Chambers Street Properties, shareholders can either:

- **Do nothing**, in which case the shareholder will remain the registered owner of the shares. However, the holder's shares will no longer appear on any brokerage statements. The shareholder will receive a check and/or statement from Chambers Street with every distribution; or
- **Move the shares into street name.** To do this, the shareholder should contact his/her financial advisor or broker/dealer client services department to have the shares moved into an existing brokerage account or to have a new brokerage account established. By utilizing this option, the financial advisor continues to participate in the administration of the investment.

Q. Will the listing of the common shares create a taxable event?
While the listing of the common shares on the NYSE is not a taxable event, a shareholder who sells his or her common shares could be subject to potential taxes. A shareholder should consult with his or her tax and financial advisors for assistance in understanding the taxes due and other considerations in the event a shareholder sells his or her common shares.

Q. Do shareholders need to do anything right now?
Shareholders who intend to continue holding their common shares have no immediate required action.

Tender Offer

Q. Why is Chambers Street implementing a tender offer?
The tender offer will provide shareholders with an opportunity to tender their common shares to Chambers Street for cash, instead of selling their common shares in the open market. Open market sales are subject to market volatility and additional fees.

Q. When will the tender offer be available to shareholders?
The tender offer is expected to commence concurrently with the intended listing on or about May 21, 2013.

Q. How can shareholders tender some or all of their common shares?
Chambers Street will publish and mail the tender offer documents to shareholders when the tender offer commences, which is expected to be on or about May 21, 2013—concurrently with date of the listing. Detailed instructions on how to tender shares will be contained in the tender offer materials. The results of the tender will be publicly announced shortly after expiration of the tender offer, and shareholders will be paid promptly thereafter.

Chambers Street™

www.ChambersStreet.com

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Frequently Asked Questions (FAQs) *continued*

Q. At what price will Chambers Street purchase common shares in the tender offer?
The tender offer will be structured as a modified "Dutch Auction" with the minimum price of $10.10 per share and the maximum price of $10.60 per share in $0.10 increments, such as:

1. $10.10
2. $10.20
3. $10.30
4. $10.40
5. $10.50
6. $10.60

Chambers Street's purchase price under the tender offer will be the lowest price per common share within this range at which common shares have been properly tendered and not withdrawn, that will enable the Company to purchase the maximum number of common shares having an aggregate purchase price not exceeding $125,000,000.

Q. What is a modified "Dutch Auction"?
What Chambers Street means by a modified "Dutch Auction" is an auction structure in which tendering shareholders specify a price within a given range at which they are willing to tender their shares and the purchase price for all tendered shares accepted for payment is the lowest price at which the maximum amount of funds allocated to the offer can be utilized.

Q. What is the maximum number of shares Chambers Street will purchase in the tender offer?
Chambers Street intends to purchase up to a maximum of $125,000,000 in value of common shares.

Q. How long will the tender offer last?
The tender offer will be open for a minimum of 20-business days from the commencement of the tender. No tenders will be accepted after the expiration of the tender offer.

Q. How will a shareholder know about the tender offer?
The tender offer materials, including the offer to purchase and the letter of transmittal, will be mailed to all record holders of shares and other applicable nominees as of the commencement date. In addition, shareholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials that Chambers Street files with the SEC at the SEC's website at http://www.sec.gov or by calling the information agent for the tender offer, who will be identified in the materials filed with the SEC at the commencement of the tender offer. Shareholders may also obtain free copies of the tender offer materials from Chambers Street's website at http://www.chambersstreet.com or by directing a request to Mr. Martin A. Reid, Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, NJ 08542 or (609) 683-4900.

Chambers Street™
www.ChambersStreet.com
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Frequently Asked Questions (FAQs) *continued*

Distributions

Q. Will listing the common shares on the NYSE have an impact on distributions Chambers Street's board of trustees may declare in the future on the common shares?
All distributions will be made by Chambers Street at the discretion of the board of trustees. Beginning with the third quarter ending September 30, 2013, the board of trustees has determined that Chambers Street will pay a quarterly distribution to its shareholders reflecting an annual payment of $0.50 per common share. Chambers Street anticipates that the third quarter distribution of $0.125 per common share will be paid on October 11, 2013, to all shareholders of record on September 26, 2013. Chambers Street believes this distribution level is competitive with distribution payments declared by other publicly traded real estate companies and provides an appropriate level of retained capital to support Chambers Street's growth strategies.

Q. How was the new distribution level determined?
Chambers Street's board of trustees evaluated multiple factors in determining the distribution level, including but not limited to:

- Sustainability of distribution over the long-term
- Comparable publicly traded REIT payout ratios and distribution yields
- Ability of Chambers Street to grow internally through continuing to invest in existing and future properties.

Q. When is the next quarterly distribution expected to be paid?
The board of trustees previously approved a quarterly distribution for the second quarter of $0.15 per common share to be paid on July 12, 2013, and has fixed the close of business on June 28, 2013, as the record date for determining the holders of common shares entitled to this distribution.

Post Listing

Q. How does a shareholder buy additional common shares?
Once Chambers Street's common shares are listed on the NYSE, shareholders can purchase additional common shares by placing a buy order through their brokerage account.

Q. Will there be any change in how a shareholder's position is reported?
If you choose to move your common shares to a brokerage account, your account position will be reported on your brokerage account statement. If you choose to leave your common shares directly registered, there will be no change to current reporting.

Q. Will my interest in Chambers Street be the same after the listing of the common shares on the NYSE?
The listing will have no effect on your proportional interest in Chambers Street, voting rights, rights to receive distributions (if and when declared) or the total proportional amount of distributions (if and when declared).

Q. What are some considerations a shareholder should contemplate before selling their common shares?
Aside from potential negative tax implications, selling common shares will result in loss of yield and loss of potential share appreciation. A shareholder should consult with his or her tax and financial advisors for assistance in understanding the taxes due and other considerations in the event a shareholder sells his or her common shares.

Chambers Street™

www.ChambersStreet.com

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Frequently Asked Questions (FAQs) continued Contact Information Q. Where should questions be directed? Shareholders are encouraged to contact Chambers Street’s investor relations at (855) 450-0288. Inquiries to this number are directed to Chambers Street’s transfer agent. Financial advisors whose clients are shareholders of Chambers Street should contact CNL Client Services at (866) 650-0650. Q. Who is Chambers Street’s transfer agent and contact information? Chambers Street’s transfer agent is DST Systems, Inc. and DST Systems’ contact information is: Registered, Certified, Express or First Class Mail DST Systems, Inc. Chambers Street Properties PO Box 219345 Kansas City, MO 64121-9345 Overnight Courier DST Systems, Inc. Chambers Street Properties 430 W 7th St. Ste 219345 Kansas City, MO 64105 Investor Services Toll Free (855) 450-0288 Important Notice This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The tender offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that the Company intends to distribute to its shareholders and file with the Securities and Exchange Commission (the “SEC”). The full details of the tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and other related materials, which the Company will distribute to shareholders and file with the SEC upon commencement of the tender offer. Shareholders are urged to carefully read the offer to purchase, the letter of transmittal and other related materials when they become available because they will contain important information, including the terms and conditions of the tender offer. Shareholders may obtain free copies of the offer to purchase, the letter of transmittal and other related materials that the Company files with the SEC at the SEC’s website at http://www.sec.gov or by calling the information agent for the contemplated tender offer, who will be identified in the materials filed with the SEC at the commencement of the tender offer. In addition, shareholders may obtain free copies of the Company’s filings with the SEC from the Company’s website at http://www.chambersstreet.com or by directing a request to Mr. Martin A. Reid, Chambers Street Properties, 47 Hulfish Street, Suite 210, Princeton, NJ 08542 or (609) 683-4900. Forward Looking Statements This document may contain various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions, including statements about the timing and likelihood of providing a liquidity event to our shareholders. Statements regarding the following subjects may be impacted by a number of risks and uncertainties such as our business strategy; our ability to obtain future financing arrangements; estimates relating to our future distributions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our products, operations and business; and the use of the proceeds of any offerings of securities. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common shares, along with the following factors that could cause actual results to vary from our forward-looking statements such as our ability to complete the listing of our common shares on the NYSE; our ability to complete the tender offer; the price at which our common shares may trade on the NYSE which may be higher or lower than the purchase price of the tender offer; the price and time at which we may make additional repurchases of common shares following completion of the tender offer; the number of common shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases; national, regional and local economic climates; changes in supply and demand for office and industrial properties; adverse changes in the real estate markets, including increasing vacancy, decreasing rental revenue and increasing insurance costs; availability and credit worthiness of prospective tenants; our ability to maintain rental rates and maximize occupancy; our ability to identify and secure acquisitions; our failure to successfully manage growth or operate acquired properties; our pace of acquisitions and/or dispositions of properties; risks related to development projects (including construction delay, cost overruns or our inability to obtain necessary permits); payment of distributions from sources other than cash flows and operating activities; receiving corporate debt ratings and changes in the general interest rate environment; availability of capital (debt and equity); our ability to refinance existing indebtedness or incur additional indebtedness; failure to comply with our debt covenants; unanticipated increases in financing and other costs, including a rise in interest rates; the actual outcome of the resolution of any conflict; material adverse actions or omissions by any of our joint venture partners; our ability to operate as a self-managed company; availability of and ability to retain our executive officers and other qualified personnel; future terrorist attacks in the United States or abroad; the ability of our operating partnership to continue to qualify as a partnership for U.S. federal income tax purposes; our ability to continue to qualify as a REIT for U.S. federal income tax purposes; foreign currency fluctuations; changes to accounting principles, policies and guidelines applicable to REITs; legislative or regulatory changes adversely affecting REITs and the real estate business; environmental, regulatory and/or safety requirements; and other factors discussed under Item 1A Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2012 and those factors that may be contained in any filing we make with the Securities and Exchange Commission. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise. page 5